Contact:  Neil Lefort
                                             Vice President, Investor Relations
                                                                 (630) 527-4344


            MOLEX REPORTS STRONG 2004 FISCAL SECOND QUARTER RESULTS;
                    EARNINGS PER SHARE UP 40%; REVENUE UP 20%

Lisle, IL, USA - January 15, 2004 -- Molex Incorporated (NASDAQ:MOLX and MOLXA), a global electronic components company, today reported results for its second fiscal quarter ended December 31, 2003.


Second Quarter and Six Month Results
------------------------------------

Revenues of $548.9 million increased 20.8 percent from last year's second quarter of $454.6 million. Revenues in local currencies increased 14.6 percent, as currency translation increased net revenues by $28.0 million when compared with last year's second quarter. Net income was $41.2 million compared with last year's second quarter of $28.2 million, an increase of 46.3 percent. Currency translation increased net income by $1.0 million. Earnings per share of $0.21 increased 40.0 percent compared with $0.15 reported for the second quarter a year ago.

Revenue in the Far East South increased 34 percent in dollars and 32 percent in local currency, primarily driven by the digital consumer, PC, and mobile phone markets. Revenue in the Far East North (Japan and Korea) increased by 30 percent in dollars and by 18 percent in local currencies. This growth was driven by our new products, especially for the digital, mobile and personal electronics markets including flat panel displays, DVD recorders, digital still cameras and mobile phones. Revenues were also strong in the industrial market, where the Company further expanded market share, especially for semiconductor inspection equipment. In the Americas, revenue increased 6 percent from last year, the strongest result in several years, based on a broad improvement in
end markets.   In Europe, revenue in local currency increased 3 percent while revenue in dollars increased 22 percent, helped by the strong Euro.

Gross profit margin increased to 32.9 percent versus last year's second quarter margin of 32.2 percent. Pretax return on sales was 10.3 percent, versus last year's second quarter margin of 8.2 percent. The effective tax rate was 27.0 percent compared with 24.0 percent in last year's second quarter. This increase was primarily due to a larger mix of pretax income being earned in higher tax locations. Net return on sales was 7.5 percent compared with 6.2 percent in last year's second quarter. Cash flow from operations remains strong and our quarter ending cash balance stood at $327.6 million.

Several factors impacted results for the quarter:

  - "Other income" included a $5.0 million pretax gain on a stock sale and a $5.4 million pretax positive equity adjustment, both arising from an IPO completed by a company in which Molex retains a 20 percent ownership.
    These were partially offset by $5.0 million in negative adjustments to exit other investments.

  - There was a $3.4 million pretax negative impact to cost of sales due to additional tariff costs arising from prior years, plus the conversion in Japan to mandated lead-free plating, as well as severance costs resulting from the closure of manufacturing in Puerto Rico.

  - There was a $2.1 million pretax negative impact to selling and administrative expense arising from the disposal of certain assets, as well as a settlement with a customer.

The Company's order backlog on December 31, 2003 stood at $226.6 million, a
30.5 percent increase compared with $173.7 million a year ago. Without the impact of changes to currency rates, the current backlog would have been $212.6 million, an increase in local currency of 22.4 percent. Bookings for the second quarter increased 9.6 percent sequentially from the first quarter, and 28.2 percent compared with last year's second quarter.

Revenues for the six months ended December 31, 2003 were $1,045.7 million, compared with $923.8 million in the prior fiscal year period, a 13.2 percent increase. Net income of $73.3 million increased 26.0 percent when compared with last year's net income of $58.2 million. Earnings per share were $0.38, compared with $0.30 reported for the prior fiscal year. For the six-month period, currency translation increased net revenues by $38.4 million, but increased net income by only $0.7 million.


Research and Development Expenditures and Capital Spending
----------------------------------------------------------

Research and development expenditures for the second quarter were $27.5 million, compared with $29.2 million for the same period last year. Research and development expenditures for the six-month period were $54.3 million, versus $59.3 million for the same period last year. Capital expenditures for the second quarter were $38.6 million, versus $41.6 million for the same period last year. Capital expenditures for the six-month period were $83.9 million, versus $79.7 million for the same period last year.


Fiscal 3rd Quarter Outlook and Stock Buyback Actions
----------------------------------------------------

The level of new orders remains encouraging, especially in the Far East and the Americas. Although visibility remains difficult beyond the March quarter, we believe that a majority of our global markets continue to improve and that inventory in the majority of our worldwide sales channels remains below normal levels.


The Company expects that revenues for the third fiscal quarter ending March 31, 2004 will be in a range of $550 - $560 million. This represents an increase of
24 - 26 percent over the third quarter last fiscal year.   The Company expects
earnings per share to be in the range of $0.21 - $0.23, an increase of 60 - 75 percent over the third quarter last fiscal year.

During the quarter, the Company repurchased 200,000 shares of MOLXA common stock, at a total cost of $5.4 million. For the six months ended December 31, 2003, the Company has repurchased 995,000 shares for a total of $25.4 million. These purchases were done under a $100 million Board authorization for the full fiscal year ending June 30, 2004. Purchases for the December quarter were below previous quarters in anticipation of the closing of a previously announced acquisition. The Company will continue its quarterly stock buyback program for the remainder of FY04.

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include economic conditions in various regions, product and price competition and foreign currency exchange rate changes. Molex does not undertake to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

The Company's Annual Report, as well as news releases and other supplementary financial data is available by accessing the Company's website at www.molex.com.

The Company's quarterly earnings conference call will be held at 4:00pm CDT on Thursday, January 15th, and is available live and in replay to all investors through the internet by accessing the company's website. You may also dial
(800) 603-3143 to participate in the conference call. International callers please dial (706) 634-0917. Please dial in at least five minutes prior to the start of the call.

Molex Incorporated is a 65-year-old manufacturer of electronic, electrical and fiber optic interconnection products and systems; switches; value-added assemblies; and application tooling. Based in Lisle, Illinois, USA, the Company operates 58 manufacturing facilities in 19 countries and employs approximately 17,275 people.


Editor's note: Molex is traded on the NASDAQ National Market System in the United States, on the London Stock Exchange and (MOLX) is included in the S&P 500 Index and the NASDAQ 100.




                              MOLEX INCORPORATED
           QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2003 and 2002
                        (000) omitted except per share

                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 -------------------------------------------

                                         Quarter Ended           Six Months Ended
                                          December 31               December 31
                                           Unaudited                 Unaudited
                                      -------------------     ------------------------
                                        2003       2002          2003          2002
                                      --------   --------     ----------    ----------
Net Revenue                           $548,982   $454,609     $1,045,745      $923,855
Gross Profit                           180,853    146,394        350,234       305,950
Selling and Administrative Expense     130,274    113,166        256,246       233,634
Interest Income, Net                    (1,089)    (3,927)        (2,324)       (4,937)
Other (Income)/Expense                  (5,025)         5         (4,359)          588
                                      --------   --------     ----------    ----------
Income Before Income Taxes              56,693     37,150        100,671        76,665
Taxes and Minority Interest             15,477      8,962         27,393        18,515
                                      --------   --------     ----------    ----------
Net Income                            $ 41,216   $ 28,188     $   73,278      $ 58,150
                                      --------   --------     ----------    ----------

As a Percentage of Revenues               7.5%       6.2%           7.0%          6.3%

Earnings Per  Share                   $   0.21   $   0.15     $     0.38      $   0.30

Weighted Average Shares Outstanding    192,450    193,312        192,462       193,863

                      CONDENSED CONSOLIDATED BALANCE SHEET
                      ------------------------------------

                                                              December 31    June 30
                                                               Unaudited     Audited
                                                              ----------    ----------
                                                                 2003          2003
ASSETS                                                        ----------    ----------
Cash and Short-Term Investments                               $  327,552    $  350,211
Receivables                                                      490,395       396,780
Inventories                                                      216,386       179,256
Other Current Assets                                              45,362        35,866
                                                              ----------    ----------
Total Current Assets                                           1,079,695       962,113

Property, Plant & Equipment (net)                              1,027,870     1,007,948
Other Assets                                                     382,589       364,829
                                                              ----------    ----------
                                                              $2,490,154    $2,334,890
                                                              ----------    ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities                                           $  388,400    $  356,148
Accrued Pension and Postretirement Benefits                       64,675        58,430
Long-Term Debt                                                    10,731        13,137
Minority Interest                                                  1,295           753
Other Non-Current Liabilities                                      9,645         9,854
Shareholders' Equity                                           2,015,408     1,896,568
                                                              ----------    ----------
                                                              $2,490,154    $2,334,890
                                                              ----------    ----------